NEWS RELEASE

BROOKFIELD HOMES REPORTS THIRD QUARTER EARNINGS GROWTH,
REVISED EARNINGS GUIDANCE
AND REDEMPTION OF 12% SUBORDINATED NOTES

Investors, analysts and other interested parties can access Brookfield Homes’ Supplemental Information Package on Brookfield Homes’ website under the Investor Relations/Financial Reports section at www.brookfieldhomes.com. Brookfield Homes’ third quarter investor conference call can be accessed by teleconference on November 3, 2004 at 11:00 am (Eastern Time) at 416-695-6140 or 1-800-766-6630. The archived teleconference may be accessed by dialing 416-695-9772 or 1-877-244-9113 and entering the pin code 4550. Alternatively, the conference call can be accessed by Webcast on Brookfield Homes’ website at www.brookfieldhomes.com.

Del Mar, California, November 2, 2004 — (BHS: NYSE) Brookfield Homes Corporation today announced strong financial results for the quarter ended September 30, 2004 and the redemption of its 12% subordinated notes:

•	Housing revenue totaled $308 million, an increase of $76 million over the same period in 2003. Improved housing revenue is primarily a result of a 23% increase in the average selling price.

•	Net income totaled $29 million, compared to $17 million (excluding net income of $11 million from bulk land sales) for the same period in 2003. The increase in net income is primarily due to the strong market conditions in all our markets.

•	The company declared a semi-annual dividend of $0.08 per common share payable on December 31, 2004 to stockholders of record on December 15, 2004.

•	Third Quarter 2004 Financial and Operating Highlights

Results of Operations

	Three Months Ended		Nine Months Ended
	September 30		September 30
(Millions, except per share amounts) (unaudited)	2004	2003	2004	2003
Housing revenue	$308	$232	$659	$497
Total revenue	317	288	693	632
Gross margin, excluding bulk land sales	80	56	175	117
Net income	29	28	57	55

Earnings per share — diluted
— Excluding bulk land sales	$0.94	$0.54	$1.81	$0.93
— Bulk land sales	—	0.33	—	0.76

	$0.94	$0.87	$1.81	$1.69

Major Initiatives

During the third quarter, Brookfield Homes made significant progress on a number of initiatives which strengthen our financial position:

•	Revised Earnings Guidance — The company has a bulk land sale which is expected to close in the fourth quarter, contributing a net after tax gain of $3 million. As a result of the bulk sale and continued margin improvements, the company increased the estimated 2004 earnings guidance to $143 million ($4.53 per share) from $131 million ($4.15 per share).

•	Redemption of 12% Subordinated Notes — As a result of increased earnings and cash flows, Brookfield Homes intends to redeem all of its outstanding 12% subordinated notes on December 20, 2004. It is expected that notice will be mailed to registered noteholders in November, 2004. The notes will be redeemable at a redemption price equal to 100% of the principal amount of the notes outstanding ($1,000 par value per note), plus accrued interest. As a result of the expected redemption, Brookfield Homes’ total debt will decrease by $137 million and the redemption will add approximately $0.20 of accretion to earnings per share.

Operating Highlights

•	Market conditions remained steady in the third quarter, contributing to continued price appreciation in our projects and resulting in a significant improvement in gross margins.

•	The company owns directly 12,400 lots, approximately a six year supply based on our current level of activity, which provides strong visibility on our future cash flows. The company also controls under option a further 12,600 lots with the objective of adding value through land entitlements.

•	A summary of 2004 operating highlights by region follows:

>	San Francisco Bay Area — Opened two new housing communities in Windemere with strong market acceptance and sales, and acquired control through options on over 900 unentitled lots, increasing the company’s total owned and controlled position to 3,700 lots.

>	San Diego / Riverside — Advanced development at our major projects in San Diego and successfully launched three new communities with strong market acceptance. Total owned and controlled position is approximately 7,000 lots.

>	Southland / Los Angeles — Closed 276 homes in 2004, an increase of 95 units over 2003, and acquired control through options of over 2,600 unentitled lots, increasing the company’s total owned and controlled position to 3,000 lots.

>	Northern Virginia — Continued to develop the current phases of the Braemar master-planned community. In addition, acquired control through options of over 300 unentitled lots and also acquired 1,000 lots, increasing the company’s total owned and controlled position to over 6,000 lots.

Outlook

“We have confidence in our ability to deliver continued earnings growth, despite the possibility of slowing housing markets and price escalation. We are entering the fourth quarter with an anticipated backlog at year end of 30% of our planned 2005 closings. The lots we control provide us with the opportunity to trade our owned lots for unentitled optioned lots to continue to create value for shareholders,” concluded Ian Cockwell, Brookfield Homes’ President and Chief Executive Officer.

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Brookfield Homes Corporation

Brookfield Homes Corporation is a residential homebuilder and land developer, building homes and developing land in master-planned communities and infill locations. We design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. We also develop land for our own communities and sell lots to other homebuilders. Our portfolio includes over 25,000 lots owned and controlled in the San Francisco Bay Area; Southland / Los Angeles; San Diego / Riverside; Sacramento; and Northern Virginia markets. For more information, visit the Brookfield Homes website at www.brookfieldhomes.com.

Contact Information:
Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: lnorthwood@brookfieldhomes.com

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Note: Certain statements in this press release that are not historical facts, including information concerning possible or assumed future results of operations of the company, expected home closings and deliveries (and the timing thereof), expected bulk land sales and proceeds (and the timing thereof) estimated 2004 earnings guidance, visibility of future cash flows, lot supply, the company’s future outlook and growth plans, and the redemption of the company’s 12% subordinated notes (and the timing thereof) and those statements preceded by, followed by, or that include the words “anticipated”, “projected”, “planned”, “should”, “goals”, “expected”, “targeted,” “scheduled” or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Brookfield Homes Corporation
Consolidated Statements of Income

	(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30		September 30
(thousands, except per share amounts)	2004	2003	2004	2003
Revenue
Housing	$307,475	$232,111	$658,513	$496,897
Land and other revenues	5,593	54,595	26,191	120,880
Equity in earnings from housing and land joint ventures	4,364	1,888	8,357	14,464

Total revenue	317,432	288,594	693,061	632,241
Direct cost of sales	237,205	208,221	518,203	464,885

	80,227	80,373	174,858	167,356
Selling, general and administrative expense	18,073	18,911	51,444	45,465
Interest expense	8,421	7,116	18,401	20,139
Minority interest	6,173	7,548	12,980	10,722

Net income before taxes	47,560	46,798	92,033	91,030
Income tax expense	18,073	18,720	34,973	36,412

Net income	$29,487	$28,078	$57,060	$54,618

Weighted average shares outstanding
Basic	30,958	32,021	30,907	32,041
Diluted	31,605	32,352	31,542	32,358

Earnings per share
Basic	$0.96	$0.88	$1.85	$1.71
Diluted	$0.94	$0.87	$1.81	$1.69

Brookfield Homes Corporation
Condensed Balance Sheets

	(Unaudited)
	As at September 30		As at December 31
(thousands)	2004	2003	2003
Assets
Housing and land inventory	$704,454	$624,089	$567,302
Investments in housing and land joint ventures	76,666	84,309	78,198
Consolidated land inventory not owned	21,425	—	25,542
Receivables and other assets	61,678	70,005	80,346
Cash and cash equivalents	119,837	94,677	218,606
Deferred tax asset	36,780	4,254	43,446

	$1,020,840	$877,334	$1,013,440

Liabilities and Stockholders’ Equity
Project specific and other financings	$479,194	$387,221	$426,311
Accounts payable and other liabilities	200,313	110,461	145,090
Subordinated debt	137,294	—	—
Minority interest	44,292	28,553	59,781
Stockholders’ equity	159,747	351,099	382,258

	$1,020,840	$877,334	$1,013,440

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